Exhibit 99.1

News Release

RAMBUS REPORTS THIRD QUARTER 2025 FINANCIAL RESULTS

•
Delivered very strong Q3 results and generated excellent quarterly cash from operations of $88.4 million
•
Achieved fourth consecutive quarterly product revenue record at $93.3 million

SAN JOSE, Calif. – October 27, 2025 – Rambus Inc. (NASDAQ:RMBS), a provider of industry-leading chips and IP making data faster and safer, today reported financial results for the third quarter ended September 30, 2025. GAAP revenue for the third quarter was $178.5 million, licensing billings were $66.1 million, product revenue was $93.3 million, and contract and other revenue was $20.1 million. The Company also generated $88.4 million in cash from operating activities in the third quarter.

“Rambus delivered a very strong third quarter, with record product revenue and excellent cash from operations, while continuing to execute on our strategic roadmap,” said Luc Seraphin, president and chief executive officer of Rambus. “Sustained DDR5 product leadership and ramping contributions from new products put us on track to deliver full-year product revenue growth that outpaces the market. Leveraging our core expertise in signal- and power-integrity, we are well positioned amid strong secular trends in data center and AI to drive long-term profitable growth.”

Quarterly Financial Review - GAAP	Three Months Ended September 30,
(In millions, except for percentages and per share amounts)	2025	2024
Revenue
Product revenue	$93.3	$66.4
Royalties	65.1	64.1
Contract and other revenue	20.1	15.0
Total revenue	178.5	145.5
Cost of product revenue	34.3	24.6
Cost of contract and other revenue	0.5	0.8
Amortization of acquired intangible assets (included in total cost of revenue)	1.7	2.8
Total operating expenses (1)	78.7	62.7
Operating income	$63.3	$54.6
Operating margin	35%	38%
Net income	$48.4	$48.7
Diluted net income per share	$0.44	$0.45
Net cash provided by operating activities	$88.4	$62.1

(1)
Includes amortization of acquired intangible assets of approximately $0.1 million for the three months ended September 30, 2024.

Quarterly Financial Review - Supplemental Information(1)	Three Months Ended September 30,
(In millions)	2025	2024
Licensing billings (operational metric) (2)	$66.1	$65.4
Product revenue (GAAP)	$93.3	$66.4
Contract and other revenue (GAAP)	$20.1	$15.0
Non-GAAP cost of product revenue	$34.2	$24.4
Cost of contract and other revenue (GAAP)	$0.5	$0.8
Non-GAAP total operating expenses	$64.6	$55.3
Interest and other income (expense), net (GAAP)	$6.0	$4.3
Diluted share count (GAAP)	109	108

(1)
See “Supplemental Reconciliation of GAAP to Non-GAAP Results” table included below.
(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

GAAP revenue for the quarter was $178.5 million, which was above the Company's expectations. The Company also had licensing billings of $66.1 million, product revenue of $93.3 million, and contract and other revenue of $20.1 million. The Company had total GAAP cost of revenue of $36.5 million and operating expenses of $78.7 million. The Company also had total non-GAAP operating expenses of $99.3 million (including non-GAAP cost of revenue of $34.7 million). The Company’s provision for income taxes for the three months ended September 30, 2025, of $20.9 million was significantly higher than in the same period in 2024 due to the recent changes in tax legislation enacted in the third quarter of 2025. The Company had GAAP diluted net income per share of $0.44. The Company’s basic share count was 108 million shares and its diluted share count was 109 million shares.

Cash, cash equivalents, and marketable securities as of September 30, 2025 were $673.3 million, an increase of $78.5 million as compared to June 30, 2025, mainly due to $88.4 million in cash provided by operating activities, offset by $8.4 million paid for capital expenditures.

2025 Fourth Quarter Outlook

The Company will discuss its full revenue guidance for the fourth quarter of 2025 during its upcoming conference call. The following table sets forth the fourth quarter outlook for other measures.

(In millions)	GAAP	Non-GAAP (1)
Licensing billings (operational metric) (2)	$60 - $66	$60 - $66
Product revenue (GAAP)	$94 - $100	$94 - $100
Contract and other revenue (GAAP)	$25 - $31	$25 - $31
Total operating costs and expenses	$120 - $116	$103 - $99
Interest and other income (expense), net	$6	$6
Diluted share count	109.5	109.5

(1)
See “Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates” table included below.
(2)
Licensing billings is an operational metric that reflects amounts invoiced to our licensing customers during the period, as adjusted for certain differences relating to advanced payments for variable licensing agreements.

For the fourth quarter of 2025, the Company expects licensing billings to be between $60 million and $66 million. The Company also expects royalty revenue to be between $59 million and $65 million, product revenue to be between $94 million and $100 million, and contract and other revenue to be between $25 million and $31 million. Revenue is not without risk and achieving revenue in this range will require that the Company sign customer agreements for various product sales and solutions licensing, among other matters.

The Company also expects operating costs and expenses to be between $120 million and $116 million. Additionally, the Company expects non-GAAP operating costs and expenses to be between $103 million and $99 million. These expectations also assume a tax rate of 20% and a diluted share count of 109.5 million, and exclude stock-based compensation expense of $15 million and amortization of acquired intangible assets of $2 million.

Conference Call

The Company’s management will discuss the results of the quarter during a conference call scheduled for 2:00 p.m. PT today. The call will be audio, slides will be available online at investor.rambus.com, and a replay will be available for the next week at the following numbers: (866) 813-9403 (domestic) or (+1) 929-458-6194 (international) with ID# 786764.

Non-GAAP Financial Information

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the cost of product revenue and operating expenses as non-GAAP financial measures. In computing each of these non-GAAP financial measures, the following items were considered as discussed below: stock-based compensation expense, acquisition-related costs and retention bonus expense, amortization of acquired intangible assets, change in fair value of earn-out liability, and certain other one-time adjustments. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Stock-based compensation expense. These expenses primarily relate to employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because such expenses are non-cash expenses that the Company does not believe are reflective of ongoing operating results. Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with peer companies.

Acquisition-related costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions. The Company excludes these expenses in order to provide better comparability between periods as they are related to acquisitions and have no direct correlation to the Company’s operations.

Amortization of acquired intangible assets. The Company incurs expenses for the amortization of intangible assets acquired in acquisitions. The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred. These amounts arise from the Company’s prior acquisitions and have no direct correlation to the operation of the Company’s core business.

Change in fair value of earn-out liability. This change is due to adjustments to acquisition purchase consideration. The Company excludes these adjustments because such adjustments are not directly related to ongoing business results and do not reflect expected future operating expenses.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assume net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 20 percent and 22 percent for 2025 and 2024, respectively, which consists of estimated U.S. federal and state tax rates, and excludes tax rates associated with certain items such as withholding tax, tax credits, deferred tax asset valuation allowance and the release of any deferred tax asset valuation allowance. Accordingly, the Company has applied these tax rates to its non-GAAP financial results for all periods in the relevant years to assist the Company’s planning.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies, that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.

Rambus is a provider of industry-leading chips and silicon IP making data faster and safer. With 35 years of advanced semiconductor experience, we are a pioneer in high-performance memory solutions that solve the bottleneck between memory and processing for data-intensive systems. Whether in the cloud, at the edge or in your hand, real-time and immersive applications depend on data throughput and integrity. Rambus products and innovations deliver the increased bandwidth, capacity and security required to meet the world’s data needs and drive ever-greater end-user experiences. For more information, visit rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995, including those relating to Rambus’ expectations regarding business opportunities, the Company’s ability to deliver long-term, profitable growth, product and investment strategies, and the Company’s outlook and financial guidance for the fourth quarter of 2025 and related drivers, and the Company’s ability to effectively manage market challenges. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs and certain assumptions made by the Company’s management. Actual results may differ materially. The Company’s business generally is subject to a number of risks which are described more fully in Rambus’ periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contact

Desmond Lynch

Senior Vice President, Finance and Chief Financial Officer

(408) 462-8000

dlynch@rambus.com

Source: Rambus Inc.

Rambus Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$79,200	$99,775
Marketable securities	594,103	382,023
Accounts receivable	105,377	122,813
Unbilled receivables	25,882	25,070
Inventories	44,606	44,634
Prepaids and other current assets	19,563	15,942
Total current assets	868,731	690,257
Intangible assets, net	11,891	17,059
Goodwill	286,812	286,812
Property and equipment, net	100,424	75,509
Operating lease right-of-use assets	18,215	21,454
Deferred tax assets	112,643	136,466
Income taxes receivable	2,946	109,947
Other assets	4,710	5,632
Total assets	$1,406,372	$1,343,136

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,776	$18,522
Accrued salaries and benefits	16,372	19,193
Deferred revenue	23,809	19,903
EDA tools software licenses liability	11,883	8,438
Operating lease liabilities	6,135	5,617
Other current liabilities	3,855	10,139
Total current liabilities	74,830	81,812
Long-term operating lease liabilities	20,301	24,534
Long-term income taxes payable	1,329	109,383
Long-term EDA tools software licenses liability	17,522	1,588
Other long-term liabilities	3,892	5,127
Total long-term liabilities	43,044	140,632
Total stockholders’ equity	1,288,498	1,120,692
Total liabilities and stockholders’ equity	$1,406,372	$1,343,136

Rambus Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2025	2024	2025	2024
Revenue:
Product revenue	$93,342	$66,394	$250,976	$173,446
Royalties	65,120	64,105	207,702	167,961
Contract and other revenue	20,051	15,014	58,708	54,115
Total revenue	178,513	145,513	517,386	395,522
Cost of revenue:
Cost of product revenue	34,337	24,554	97,338	67,381
Cost of contract and other revenue	531	752	1,708	2,307
Amortization of acquired intangible assets	1,724	2,796	5,158	8,904
Total cost of revenue	36,592	28,102	104,204	78,592
Gross profit	141,921	117,411	413,182	316,930
Operating expenses:
Research and development	49,511	41,299	138,462	119,183
Sales, general and administrative	29,155	25,867	85,328	76,096
Amortization of acquired intangible assets	—	94	—	476
Impairment of assets	—	—	—	1,071
Change in fair value of earn-out liability	—	(4,544)	—	(5,044)
Total operating expenses	78,666	62,716	223,790	191,782
Operating income	63,255	54,695	189,392	125,148
Interest income and other income (expense), net	6,327	4,667	16,411	13,654
Interest expense	(294)	(327)	(1,053)	(1,064)
Interest and other income (expense), net	6,033	4,340	15,358	12,590
Income before income taxes	69,288	59,035	204,750	137,738
Provision for income taxes	20,911	10,370	38,135	20,119
Net income	$48,377	$48,665	$166,615	$117,619
Net income per share:
Basic	$0.45	$0.45	$1.55	$1.09
Diluted	$0.44	$0.45	$1.53	$1.08
Weighted average shares used in per share calculation
Basic	107,622	107,235	107,483	107,681
Diluted	109,304	108,474	108,962	109,318

Rambus Inc.

Supplemental Reconciliation of GAAP to Non-GAAP Results

(Unaudited)

	Three Months Ended September 30,
(In thousands)	2025	2024
Cost of product revenue	$34,337	$24,554
Adjustment:
Stock-based compensation expense	(180)	(117)
Non-GAAP cost of product revenue	$34,157	$24,437

Total operating expenses	$78,666	$62,716
Adjustments:
Stock-based compensation expense	(14,026)	(11,881)
Acquisition-related costs and retention bonus expense	—	(17)
Amortization of acquired intangible assets	—	(94)
Change in fair value of earn-out liability	—	4,544
Non-GAAP total operating expenses	$64,640	$55,268

Rambus Inc.

Reconciliation of GAAP Forward-Looking Estimates to Non-GAAP Forward-Looking Estimates

(Unaudited)

2025 Fourth Quarter Outlook	Three Months Ended December 31, 2025
(In millions)	Low	High
Forward-looking operating costs and expenses	$120	$116
Adjustments:
Stock-based compensation expense	(15)	(15)
Amortization of acquired intangible assets	(2)	(2)
Forward-looking Non-GAAP operating costs and expenses	$103	$99